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                                                                   Exhibit 99.1


                                     Approved:    Daniel J. Nahmens
                                                  Chief Financial Officer
                                                  Track `n Trail
                                                  (916) 933-4525
FOR IMMEDIATE RELEASE
---------------------
                                     Contact:     Chad A. Jacobs/Thomas M. Ryan
                                                  Integrated Corporate Relations
                                                  (203) 222-9013



       TRACK 'N TRAIL ANNOUNCES THE RESIGNATION OF CHIEF OPERATING OFFICER

EL DORADO HILLS, Calif., September 1, 2000 -- Track 'n Trail (NASDAQ: TKTL), a premier destination specialty retailer of branded casual, outdoor and adventure footwear, today announced that Mr. John Wilkinson, Chief Operating Officer has resigned in order to pursue other interests.

Greg Batchelder, Merchandise Manager for the Track `n Trail stores and Russell Trumm, Merchandise Manager for the Overland Trading stores will assume the duties associated with merchandise. Alan Malnofski, Vice President of Store Operations will assume full responsibility for store operations and visual merchandising. Mr. Batchelder and Mr. Trumm have been with the company 8 years and 7 years, respectively, working directly for Mr. Wilkinson in their current positions. Mr. Malnofski joined the company in February from Goodwill Industries, where he served as Director of Retail.

David L. Suechting, Jr., Chairman, President and CEO commented, "We would like to thank John for his many contributions during his tenure at Track `n Trail and wish him luck in his future endeavors. While we are sad to see him go, we are extremely confident with the abilities of Greg, Russell and Alan. All three individuals are familiar with the daily operations of running the Company and are committed to our plans for future long-term growth."



Track 'n Trail is one of the largest full-service specialty retailers in the United States, focusing on a broad range of branded casual, outdoor and adventure footwear. As of July 1, 2000 the Company operated 112 Track 'n Trail stores and 44 Overland Trading stores in 33 states. The Track `n Trail and Overland stores offer a wide range of rugged walking and fashion casual shoes, sandals and boots, featuring brands such as Timberland, Dr.
Martens, Birkenstock, Teva, Vans, Airwalk, Clarks, Ecco and Rockport.